TERMINATION AGREEMENT

AND

GENERAL RELEASE OF ALL CLAIMS

This Termination Agreement and General Release of All Claims (the "Agreement") is entered into as of October 25, 2004, by and between Ronald G. Coss, an individual resident of  the state of California ("Coss") and Pro-Dex, Inc., a Colorado corporation (the "Company"),

RECITALS

A.        Coss is a party to that certain Non-Competition Agreement (the "Noncompete Agreement") by and between the Company and Coss, a copy of which is attached hereto, as Exhibit A.  There is currently $328,726.18 due and owing by the Company to Coss  under the terms of the Noncompete Agreement.

B.        Coss is the maker on that certain Promissory Note (the "Note") payable to the Company, a copy of which is attached hereto as Exhibit B. There is currently owing under the Note $199,811.89 ($198,653.08 in principal and $1,158.81 in interest).  Coss and the Company desire that amounts owing under the Note be paid at this time as part of the transactions contemplated herein.

C.       The Noncompete Agreement has been the subject of various interpretations between the Company and Coss and both the Company and Coss desire to end such uncertainty between them.

D.       The net difference between the amount (i) owing by the Company to Coss under the Noncompete Agreement and (ii) owing by Coss to the Company under the Note is One Hundred Twenty-Eight Thousand Nine Hundred Fourteen Dollars ($128,914.29) in favor of Coss.

D.       The parties desire to terminate the Noncompete Agreement, pay off and cancel the Note, and to provide the mutual releases set forth herein.

AGREEMENT

            NOW, THEREFORE, for full and valuable consideration, and based upon the foregoing recitals and the terms, conditions, covenants and. agreements contained herein, the parties hereto agree as follows:

            1.        Termination of Noncompete Agreement and Payment of Note.  The Noncompete Agreement is hereby terminated, and of no further force or effect.  The Note is hereby paid in full, has been marked "PAID IN FULL" and is being returned to Coss herewith.

2.        Payment. Upon execution of this Agreement, the Company shall pay to Coss the amount of One Hundred Twenty-Eight Thousand Nine Hundred Fourteen Dollars ($128,914.29).

by check or wire transfer, representing the full and complete payment of all amounts owing by the Company to Coss under the Noncompete Agreement net of amounts owing by Coss to the Company under the Note. Coss acknowledges receipt of such amount.

3.    Complete Release by Coss.   Coss hereby releases and forever discharges the Company and each of its predecessors, successors, assigns, employees, shareholders, officers, directors, agents, attorneys, subsidiaries, divisions or affiliated corporations or organizations, whether previously or hereafter affiliated in any manner (collectively "Released Company Parties"), from any and all claims, demands, causes of action, charges of discrimination, obligations, damages, attorneys' fees, costs and liabilities of any nature whatsoever, including without limitation all claims of race, sex, national origin, religion, handicap and age discrimination under any federal or state statute, or otherwise, whether or not now known, suspected or claimed, which Coss ever had, now has, or may claim to have as of the date of this Agreement against the Released Company Parties.

4.    Complete Release by the Company. The Company hereby releases and forever discharges Coss, and each of his predecessors, successors, assigns, agents, attorneys, whether previously or hereafter affiliated in any manner (collectively "Released Coss Parties"), from any and all claims, demands, causes of action, charges of violation of any prior employment, loan, non-compete or other agreement, obligations, damages, attorneys' fees, costs and liabilities of any nature whatsoever or otherwise, whether or not now known, suspected or claimed, which the Company ever had, now has, or may claim to have as of the date of this Agreement against the Released Coss Parties.

 5.     General Nature of Release The releases set forth in Sections 3 and 4 above of this Agreement are general releases of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in the release and are intended to encompass all known and unknown, foreseen and unforeseen claims which Coss may have against the Company, and which the Company may have against Coss, except for any terms which may expressly arise from the terms of this Agreement.

6.      Release of Section 1542 Rights. Coss and the Company waive and relinquish all rights and benefits either may have under section 1542 of the Civil Code of the State of California.  That section reads as follows:

§ 1542. [Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

7.     Non-Admission of Liability; Acknowledgement. Coss and the Company acknowledge and agree that this Agreement shall not in any way be construed as an admission of liability by any of the parties to this Agreement. Coss acknowledges that he will, in good faith, continue to maintain the confidentiality of any Company trade secrets and seek to comply with applicable state and federal securities laws.

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8.    Non-Assignment of Claims. Coss and the Company warrant that they have made no assignment and will make no assignment of any claim, right of action, or any right of any kind whatsoever, embodied in this Agreement and allegations refereed to herein, and that no other person or entity of any kind (other than as expressly mentioned above) had or has any interest in any of the demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys' fees, costs, expenses, losses or claims referred to herein,

9.    Interpretation.   Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. Whenever required by the context, as used in this Agreement the singular number shall include the plural, and the masculine gender shall include the feminine and neuter.

10.  Entire Agreement, With respect to the subject matter hereof, this Agreement constitutes the entire agreement between the parties who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. The parties hereto acknowledge that no representation, inducements, promises, agreements, or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement, that they have not executed this Agreement in reliance on any such representations, inducements, promise, agreement or warranty, and that no representation, inducement, promise, agreement or warranty not contained in this Agreement, including, but not limited to, any purported supplements, modifications,  waivers or terminations of this Agreement shall be valid or binding, unless executed in writing by all of the parties to this Agreement.

11.. Governing Law.  This Agreement is made and entered into in the state of California and shall in all respects be interpreted, enforced and governed under the laws of said State.

12.  Knowing and Voluntary Agreement. This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto. Coss has been advised that this is an important legal document and that he should consult with an attorney and tax advisor of his choosing prior to entering into this Agreement. Coss specifically represents that he has been given an opportunity to consult with counsel and that, to the extent desired, he or she has consulted with an attorney and tax advisor of his choosing regarding the terms and conditions of this Agreement.  Coss acknowledges that neither the Company,  nor the  Company's legal counsel has provided him or her with any legal, tax, financial, or other advice in connection with this Agreement.

13.   Arbitration. Any disputes concerning this Agreement shall he submitted to final and binding arbitration in Orange County, California before a single JAMS arbitrator under the JAMS Comprehensive Arbitration Rules and Procedures.

14.    Successors. This Agreement shall be binding on the parties' successors in interest.

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                IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

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EXHIBIT A

COPY OF NONCOMPETE AGREEMENT

(attached)

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NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this "Agreement"), dated as of July 26, 1995, is between RONALD G. COSS ("Covenantor"), and PRO-DEX,  INC., a Colorado corporation ("Parent").

WHEREAS Micro Motors, Inc., a California corporation ("Micro") is merging with a newly formed subsidiary of Parent (which subsidiary is referred to herein as "Company") pursuant to a Merger Agreement among Micro, the Company, the Parent, and Covenantor, among others, dated as of July ___, 1995 (such agreement, with all exhibits, schedules and written information delivered pursuant thereto, the "Merger Agreement");

WHEREAS the parties to the Merger Agreement have agreed that the Parent and the Covenantor shall execute an Employment Agreement as a condition to Closing under the Merger Agreement;

WHEREAS the parties to the Merger Agreement have agreed that the Parent and the Covenantor shall execute a Non-Competition Agreement as a condition to Closing under the Merger Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, Covenantor and the Parent agree as follows:

1.         Term.  The terms of this agreement shall commence upon the expiration or earlier termination of Covenantor's five (5) year Employment Agreement (which expires June 30, 2000) and shall terminate five (5) years thereafter, unless earlier terminated or extended pursuant to this Agreement (the "Term").

2.         Confidential Information.

a.        Proprietary Information.  Covenantor agrees that the relationships between Covenantor and the Company and between Covenantor and the Parent are fiduciary relationships which have given and hereafter shall give Covenantor access to certain confidential information of the Company and Parent (the "Proprietary Information" ). The parties agree that the Proprietary Information shall include:

i.        federal, state, and foreign trade names, trademarks, service marks, trademark and service mark registrations and applications, patents, patent registrations and applications, copyrights and copyright applications, common law intellectual property rights, proprietary information, inventions, trade secrets, secret processes, secret formulas, customer and supplier lists, licensed and unlicensed know-how, writings and works of authorship, computer programs, routines, program codes, drawings, designs, specifications, mask works, Inventions (as hereinafter defined), related documentation and technical data used in the Company's or Parent's business, including any existing and future improvements thereto, in which Covenantor, the Company or Parent shall have any right, title or interest, whether or not patented or patentable (all of which, the "Trade Rights").  The term "Trade Rights" shall specifically exclude all rights of Covenantor in new products, designs or inventions which he develops during the term of his employment with the Parent, as described at Paragraph 10 of his Employment Agreement.

ii.          technical information, including all writings, drawings, diagrams, technical analysis, descriptions, formulas, lists, computer protocol, routines, codes, designs and other data preserved or accessible by any means which shall relate to any of the Trade Rights, of the Company or the Parent, whether now existing or hereafter developed, invented or created by Covenantor or any other person.

b. Covenant of Confidentiality. During the Term of this Agreement Covenantor shall not:

i.           reveal or use any Proprietary Information in (a) any business in which Covenantor shall be an employee, owner, partner, shareholder, consultant, member, or in which Covenantor shall have any ownership interest; or (b) with which Covenantor shall have any contractual relationship or other understanding which results in, or may result in, any pecuniary benefit to Covenantor; or

ii.          reveal any Proprietary Information to any individual, business or entity which shall compete with the motion control business of the Company in any market from which the Company shall have derived percent (20%) of its sales in any year during the term of this Agreement or within five (5) years after the termination of this Agreement.

3.        Covenant of Non-Competition.

a.        During the Term of this Agreement, Covenantor agrees that he shall not knowingly, directly or indirectly, compete with the Company or the Parent in the businesses of manufacturing or distributing precision motion control mechanisms for medical, dental, commercial or industrial markets, whether alone or in association with any other individual or entity, whether as an employee owner, partner, shareholder, consultant, member, inventor, lender, investor, or advisor, of any business in which Covenantor shall have any ownership interest or which accords any pecuniary benefit to Covenantor, in the greater Los Angeles, California area, in the Colorado Springs-Denver-Boulder corridor in Colorado, or in any market form which the Company shall have derived twenty percent (20%) or more of its revenues in any year;

b.        During the Term of this Agreement, Covenantor agrees that he shall not induce or attempt to induce any employee, supplier, customer, licensee or licensor of the Company or the Parent to (i) terminate his relationship with the Company or the Parent; (ii) modify his relationship with the Company to the Company's detriment; (iii) disclose any Trade Rights; (iv) modify the terms of any Trade Rights to the Company's detriment; or (v) cause any holder or owner of any Trade Rights to grant any interest therein to Covenantor.

c.        Nothing herein shall prevent Covenantor from investing in the securities of any competing entity by purchase of any security of such entity on any national exchange, if the value of Covenantor's investment therein (i) does not exceed ten percent (10%) of Covenantor's net worth at any time during the Term hereof; and (ii) does not exceed three percent (3%) of the issues and outstanding shares or the aggregate principal outstanding of such competing entity's securities.

4.        Consideration. In consideration for Covenantor's execution hereof, Parent shall pay to Covenantor the sum of $1,000,000, payable in quarterly installments of $50,000 each over the five (5) year term hereof, commencing with the payment due April 1, 2000, and continuing on the first day of each calendar quarter thereafter to and including the payment due January 1, 2005. In the event of Covenantor's death during the term of this Agreement, the consideration payable hereunder shall continue to be payable as scheduled, and shall be paid to the person (s) indicated by Covenantor pursuant to his written instructions to the Parent from time to time prior to his death, or in the absence of such instructions then to the heirs of Covenantor.

5.        Default.

In the event that any covenant payment due to Covenantor hereunder is not paid within fifteen ( l5 ) days after its scheduled due date, then both of the following shall occur:

(a)       The remaining unpaid covenant payment scheduled hereunder shall accelerate and shall become immediately due and payable to Covenantor

(b)       Covenantor's obligations pursuant to Paragraphs 2 and 3 of this Agreement shall terminate immediately.

6.         Indemnification.

a.         Indemnification by Covenantor.

Covenantor shall indemnify the Parent harmless against, and hold it harmless from and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action encumbrances, and reasonable costs and expenses suffered, sustained, incurred or required to be paid by the Parent, including reasonable attorney's  fees, because of the breach of any obligation of Covenantor contained in this Agreement.

b.         Indemnification by the Parent.

The Parent shall indemnify the Covenantor against and hold him harmless from and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action encumbrances, and reasonable costs and expenses suffered, sustained, incurred or required to be paid by the Covenantor, including reasonable attorney's fees, because of the breach or any obligation of the Parent contained in this Agreement.

7.         Injunctive Relief . The parties hereto agree that any breach of the covenant of confidentiality regarding the Proprietary Information, or the covenant of non-competition by Covenantor, would cause extreme hardship to the company and Parent, which would be difficult for either to measure in damages, and that the Company or Parent would not have an adequate remedy at law for such breach. Therefore, in addition to any other recovery in damages and indemnification hereunder, the Company and Parent shall be entitled to seek and obtain specific performance of the covenants herein, and temporary, preliminary and permanent injunctive relief from the violation of this Agreement from any court of competent jurisdiction, without the necessity of proof of actual damages from breach.

8.        Remedies Cumulative. Except as otherwise provided herein, the remedies provided herein and in any exhibit hereto shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto,

9.          Miscellaneous.

a.        Amendment and Waiver. This Agreement may not be amended and no provision hereof may be waived, except by an instrument in writing signed by all the parties. Any waiver of any matter in a particular instance shall not effect a general waiver of that or any matter

b.        Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall insure to the benefit of and shall be enforceable by and against, the respective successor and assigns of the parties hereto.

c.        Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

d..       Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

e.        Survival. The covenants of confidentiality regarding proprietary information and indemnification provisions of the Agreement shall survive for a period of five (5) years after the term of this Agreement.

f.         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, transmitted by facsimile or three days after being mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

(a)  If to the Covenantor:

Mr. Ronald G. Coss
151 E. Columbine Avenue
Santa Ana, California 92707

Copy to:

John P. King, Esq.
Drummy King & White
3200 Park Center Drive, 10th Floor
Costa Mesa, California 92626
Facsimile:       (714) 850-4500

(b) If to the Parent

Pro-Dex, Inc.
Attn:  Kent E. Searl, Chairman of the Board
1401 Walnut Street, Suite 540
Boulder, Colorado 80307
Facsimile:     (303) 443-4480

Copy to:

Dawn C. Anderson, Esq.
1401 Walnut Street, Suite 540
Boulder, Colorado 80302
Facsimile:     (303) 443-4480

John G. Herbert, Esq.
John G. Herbert, P.C.
1675 Larimer Street, Suite 310
Denver, Colorado 80202
Facsimile:     (303) 534-3638

or to such other address or facsimile number or such additional recipient as any party may have furnished to the others in writing in accordance herewith, except that such notices of changes of address shall only be effective upon receipt.

g.   Law Governing; Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California. The parties consent to the jurisdiction of the courts of the State of California in any action or proceeding arising out of this Agreement, and agree that in those actions or proceedings, venue will be proper in the Superior Court of the County of Orange.

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            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Covenantor and the Company, as of the date first above written.

EXHIBIT B

COPY OF PROMISSORY NOTE

(attached)

Micro Motors, Inc.™

A Pro-Dex Company

PAID IN FULL 10/25/04 [illegible] CFO

Promissory Note

$326,482.28 **September 12, 2003**

FOR VALUE RECEIVED, (receipt of which is herewith acknowledged), Ronald G. Coss, (Debtor), the undersigned jointly and severally promise to pay to the order of Micro Motors, (Creditor) at 151 E Columbine Ave, CA 92707, the sum of Three Hundred Twenty-Six Thousand, Four-Hundred Eighty Two and 28/100 Dollars ($326,482.28), together with interest thereon at the rate of 7% per annum on any unpaid balance. The effective date of this note is June 30, 2003.

Said sum, inclusive of interest, shall be paid in quarterly installments of $30,400.00 each (see attachment A), with a first payment due September 30, 2003, and a like amount on the same day of each quarter ending thereafter until the full amount of this note and accrued interest shall be fully paid. All payments shall be first applied to accrued interest and the balance to principal. The undersigned reserves the right to pre-pay this note in whole or in part with payment of all remaining interest as if the note was held to its full term. This note completely replaces prior note dated January 1, 1999, as amended March 16, 1999.

This note shall be fully payable upon demand of any holder in the event the undersigned shall default in making any payments due under this note within 30 days of its due date. In the event of any default, the undersigned agreed to pay all reasonable attorney fees and costs of collection to the extent permitted by law. This note shall take effect as a sealed instrument and be enforced in accordance with the laws of the payee's state.

The payment of this note shall be fully secured by the debtor's Not to Compete agreement with Micro Motors.

Date 9/12/03

Name & Address of Borrower:
Ronald G. Coss
3 Overlook Drive,
Newport Coast, CA 92657

[signature]
Signature of Borrower

Date 9/12/03

[signature]
Signature of Creditor

Micro Motors, Inc. 151 East Columbine Ave., Santa Ana, California 92707 ☆ (714) 546-4045 ☆ (800) 582-6204
Executive/Engineering Fax (714) 513-7517 ☆ Finance Fax (714) 433-7200 ☆ Sales Fax (714) 546-1109